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                                                                     EXHIBIT 99

Press Release dated September 25, 1997, of Darden Restaurants, Inc.

              DARDEN REPORTS 19% INCREASE IN FIRST QUARTER EARNINGS
                             SEES POSITIVE MOMENTUM


ORLANDO, FL - Darden Restaurants today reported solid first quarter gains in sales and earnings, continuing its positive momentum.

Darden reported:

o Sales in the first fiscal quarter ended August 24, 1997 were $809.3 million compared to sales of $805.6 million in the prior year. Earnings after tax increased 19% to $24.4 million or $0.16 per share compared to earnings after tax of $20.5 million or $0.13 per share in the prior year.

o Red Lobster's profitability improved substantially from the prior year and both same-store sales and traffic increased over the prior year.

o The Olive Garden achieved its twelfth consecutive quarter of same-store sales increase at a rate higher than any of the previous eleven quarters, and continued to post double-digit earnings growth.

o Darden's newest concept Bahama Breeze reported strong sales at both restaurants during the quarter and that three additional restaurants are under development.

o The Company accelerated its buyback of common stock, purchasing almost 2.2 million shares in the first quarter.

o The Board of Directors declared the regular 4 cents per share semi-annual dividend payable November 1, 1997 to shareholders of record October 10, 1997.

"We are pleased with the first quarter performance at all three of our concepts," said Joe Lee, Chairman and Chief Executive Officer. "The actions we have taken in the past year to strengthen our business are beginning to pay off. We will build on this momentum by continuing to improve the guest experience."

OPERATING HIGHLIGHTS
--------------------

RED LOBSTER'S sales of $469.5 million, with 28 fewer restaurants, were 1% below the first quarter last year. Sales on a comparable store basis were up 1.8% and same-store traffic was up over 5% versus last year. This marks the first quarter of


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positive same-store sales in over two years and the fourth consecutive quarter of positive traffic gains. Operating profits showed substantial improvement over the prior year because of increased traffic and lower marketing and depreciation expenses, which were slightly offset by higher labor costs.

"The turnaround at Red Lobster is underway," said Joe Lee. "We realize we must continue to make menu and service improvements that enhance the dining experience, and increase customer traffic and sales, to strengthen our momentum."

THE OLIVE GARDEN'S sales of $336.0 million were up over 2% compared to the first quarter of last year. Sales on a comparable store basis increased 4.1% marking the twelfth consecutive quarter of same-store sales increases. In the first quarter, operating profits continued to show improvement over last year levels.

"We are delighted with the quality performance of our employees and management teams," said Brad Blum, President of The Olive Garden. "Our extensive training is focused on providing every guest a superior dining experience with great Italian food and wine. The results are double-digit earnings growth again this quarter."

BAHAMA BREEZE'S second restaurant located in Altamonte Springs, Florida, completed its first full quarter with strong traffic and sales volume. Sales at both restaurants continue to exceed expectations and the process of developing sites for three additional restaurants is underway.

OTHER ACTIONS
-------------

The Company continued its buyback of common stock in the open market, purchasing almost 2.2 million shares in the first quarter. This brings the total repurchase of shares to 9.2 million of the 15.8 million shares authorized for buyback.


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